Exhibit 23(d)


                                     CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Vanguard Cellular Systems, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Vanguard Cellular Systems, Inc. (Amended and Restated 1994 Long-Term Incentive Plan) of our report dated April 17, 1997, relating to the consolidated balance sheets of International Wireless Communications Holdings, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended
December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A of Vanguard Cellular Systems, Inc.

                              /s/ KPMG Peat Marwick, LLP


San Jose, California
August 29, 1997